Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement Nos. 333-141232 and 333-196873 on Form S-8 of Central Pacific Financial Corp. of our report dated June 26, 2023 appearing in this Annual Report on Form 11-K of Central Pacific Bank 401(k) Retirement Savings Plan for the year ended December 31, 2022.

/s/ Crowe LLP

New York, New York
June 26, 2023